                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                         NATURAL RESOURCE PARTNERS L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON UNITS
                         (Title of Class of Securities)


                                   63900P 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Janet L. Horgan
                                 Arch Coal, Inc.
                         One CityPlace Drive, Suite 300
                               St. Louis, MO 63141
                                 (314) 994-2918

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 16, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].


The information required on the remainder of this cover page shall not be eemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



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CUSIP No.63900P 10 3                   13D                     Page 2 of 5 Pages
--------------------------------------------------------------------------------

1. NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Arch Coal, Inc.
43-0921172

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                    278,918
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         -0-

   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
-    WITH
                    278,918 Common Units

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


278,918
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


2.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


CO/HC
--------------------------------------------------------------------------------

CUSIP No.63900P 10 3                   13D                     Page 3 of 5 Pages
--------------------------------------------------------------------------------

1. NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Ark Land Company
43-0952128

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

Not applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                    278,918
  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         -0-

   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    278,918 Common Units

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


278,918
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


2.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*


CO/HC
--------------------------------------------------------------------------------

         This Amendment No. 1 amends the statement on Schedule 13D filed by Arch Coal, Inc. and Ark Land Company (the "Reporting Persons") on October 28, 2002 (the "Schedule 13D"), with respect to the Common Units of Natural Resource Partners L.P. (the "Issuer"). The Issuer's principal executive offices are located at 601 Jefferson Street, Suite 3600, Houston, TX 77002.

ITEM 5.  Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D is amended as follows:

(a) - (b) The Reporting Persons directly own 278,918 Common Units.
(c) The Issuer redeemed 2,616,752 Common Units from Ark Land Company on March 16, 2004 for a redemption price of $38.2617 per Common Unit.
(e) On March 16, 2004, the Reporting Persons ceased to be beneficial owners of more than 5% of the Issuer's Common Units and are no longer subject to the reporting requirements of Regulation 13D under the Act.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2004                   ARCH COAL, INC.



                                        By: /s/ Janet L. Horgan, Assistant
                                            ------------------------------------
                                            General Counsel and Assistant
                                            Secretary



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2004                  ARK LAND COMPANY



                                        By: /s/Janet L. Horgan, Secretary